Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 418–4400 F 734 665–0485 www.aastrom.com

FOR IMMEDIATE RELEASE

Aastrom Announces Adoption of Shareholder Rights Plan

ANN ARBOR, Mich., [August 11, 2011] - Aastrom Biosciences, Inc. (Nasdaq: ASTM) (“Aastrom” or the “Company”), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that its Board of Directors has adopted a Shareholder Rights Plan.

Timothy M. Mayleben, the Company’s President and Chief Executive Officer, stated, “The Plan, which is similar to plans adopted by many other publicly traded companies, is designed to enhance the Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Aastrom is made in the future.  The Plan was not adopted in response to any current effort to acquire control of the Company.  It is intended to provide the Board with sufficient time to consider any and all alternatives to maximize value to shareholders.”

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Aastrom’s common stock to shareholders of record as of the close of business on August 15, 2011.  Initially, these rights will not be exercisable and will trade with the shares of Aastrom’s common stock.  Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Aastrom or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Aastrom.  If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person and its affiliates, associates and transferees) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Aastrom’s common stock having a value of twice the exercise price.  If Aastrom is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

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About Aastrom Biosciences

Aastrom Biosciences is developing patient-specific, expanded multicellular therapies for use in the treatment of severe, chronic cardiovascular diseases. The Company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a planned Phase 3 clinical program to study patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact

Agnes Cao

Berry & Company

acao@berrypr.com

(212) 253-8881

Investor contact

Danielle Spangler

The Trout Group

dspangler@troutgroup.com

(646) 378-2924

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, and the affects and timing of certain events related to the Shareholder Rights Plan, expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual or Transition Report on Form 10-K or 10-K/T, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.